Exhibit 99.1

Full House Resorts Provides Business Update for Silver Slipper Casino & Hotel

LAS VEGAS, May 27, 2020 – Full House Resorts (Nasdaq: FLL) released the following limited and unaudited results from the initial reopening period at Silver Slipper Casino & Hotel (“Silver Slipper”) following its government-mandated closure on March 17, 2020 due to the COVID-19 pandemic. As a result of social distancing and other cautionary measures due to COVID-19, Silver Slipper’s reopened operations were limited in several ways, as required by state and local officials, including: only operating 392 slot machines of 855 total slot machines, only permitting three active positions at table games that normally accommodate six or more persons, and an approximately 50% capacity limitation in restaurants. Total casino win increased 12.3% despite a 15.9% decrease in guest counts.

Silver Slipper’s reopening happened to coincide with the Memorial Day holiday weekend, which typically has higher revenues. The Company cautions that these results from the first five days of Silver Slipper's reopening may not be indicative of results for future periods, nor are they necessarily indicative of results that may be expected from the future reopenings of the Company's other properties. The Company does not intend to update interim results for the Silver Slipper or any of its other casinos in ordinary course. It has done so in this instance as Silver Slipper is the first of its casinos to reopen following the mid-March closure of all of its operations. The table below compares results from the five days of operations, up to and including Memorial Day 2020, with results from the five days of operations, up to and including Memorial Day 2019.

	5/21/20 through 5/25/20	5/23/19 through 5/27/19	Change
Total Guests	16,739	19,915	-15.9%

Slot Win	$1,060,853	$947,056	+12.0%
Table Games Win	$90,792	$90,243	+0.6%
Keno Win	Closed	$2,886	N/M
Sportsbook Win	Closed	$(14,281)	N/M
Total Casino Win	$1,151,645	$1,025,904	+12.3%

The Company currently expects its Northern Nevada operations to reopen on June 4, 2020, based on yesterday’s guidance from Nevada officials. The Company continues to expect Rising Star Casino Resort to reopen on June 14, 2020, consistent with previous expectations and statements from Indiana officials. The Company does not yet have an official reopening date for Bronco Billy’s Casino & Hotel in Cripple Creek, Colorado. However, on May 22, 2020, state officials said that “the State of Colorado will be issuing guidance around casinos soon.”

Forward-looking Statements and Risk Factors

This press release may contain forward-looking statements that are neither historical facts nor assurances of future performance, including those regarding our expectations about the current or future financial performance of our properties and the expected timing for the reopening of our various casinos.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of the Company. Such risks include, without limitation, the adverse impact of the COVID-19 pandemic on our business, financial condition and operating results, including on our ability to continue as a going concern; actions taken (or to be taken again) by government officials at the federal, state or local level in connection with the COVID-19 pandemic, including, without limitation, temporary shutdowns, travel restrictions, social distancing and shelter-in place orders; our ability to effectively manage and control expenses during shutdown or reopening periods; the impact of temporary or extended shutdowns on our ability to maintain compliance with the terms and conditions of our indenture and other material contracts; changes in guest visitation or spending patterns due to COVID-19 or other health or other concerns, including a decrease in overall demand after reopening our casinos; the impact of restrictions and social distancing requirements placed on our operations and services after reopening our casinos, including an increase in operational costs; a failure of the global response to contain the COVID-19 pandemic or if a rebound of the virus in the fall; and both general and local economic conditions. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year, its Form 10-Q for the most recent quarter and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

(702) 221-7800

www.fullhouseresorts.com